Exhibit 10.1

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”), is made effective this 6th day of January 2017 (the “Amendment Effective Date”), by and between MAXINE GOWEN, PH.D. (“Executive”),  and TREVENA, INC., a Delaware corporation (the “Company”).  Company and the Executive collectively are referred to as the “Parties.”

BACKGROUND

WHEREAS, the Executive and Company are parties to an Executive Employment Agreement effective on January 31, 2014, as amended on May 4, 2015 (collectively, the “Employment Agreement”); and

WHEREAS, the Parties desire to further amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

(1)           Terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

(2)           The following sections of each Employment Agreement hereby are deleted in their entirety and replaced with the following:

7.(a)(i)                    an amount equal to fifteen (15) months of Executive’s annualized Base Salary in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

7.(a)(iii)                  an amount equal to fifteen (15) months of Executive’s annual Target Bonus in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

7.(a)(iv)                  if Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such termination of employment, the Company will pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and Executive’s eligible dependents on the termination date, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (A) fifteen (15) months from the effective date of such termination, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period;

7.(b)(i)                    an amount equal to twenty-one (21) months of Executive’s annualized Base Salary in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

7.(b)(iii)                  an amount equal to twenty-one (21) months of Executive’s annual Target Bonus in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

7.(b)(iv)                  if Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such termination of employment, the Company will pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and Executive’s eligible dependents on the termination date, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (A) twenty-one (21) months from the effective date of such termination, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA

Payment Period.  Furthermore, if the expiration of Executive’s eligibility for the continuation coverage under COBRA (per Section 7.(b)(iv)(B) above) occurs prior to the date that is twenty-one (21) months from the effective date of termination, then the Company will pay Executive on the last day of each month, a fully taxable cash payment equal to the last applicable COBRA premium paid on behalf of Executive, subject to applicable tax withholdings, for the period from the expiration date of such COBRA eligibility to the date that is twenty-one (21) months from the effective date of termination; and

9.(c)                        Good Reason.  For purposes of this Agreement, a resignation for “Good Reason” is defined as the resignation by Executive within thirty (30) days following the end of the Cure Period (defined below), if any of the following events occur without Executive’s express written consent:  (i) the Company reduces the amount of the Base Salary, other than pursuant to a reduction that also is applied to substantially all other executives of the Company, (ii) the Company fails to pay the Base Salary or other benefits required to be provided by the Company hereunder, (iii) the Company materially reduces Executive’s core functions, duties or responsibilities in a manner that constitutes a demotion, or (iv) any change of Executive’s principal office location to a location more than thirty (30) miles from the Company’s office at 1018 West 8th Avenue, King of Prussia, PA; provided, however, that Executive must provide written notice to the Company of the condition that could constitute “Good Reason” within thirty (30) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days of such written notice (the “Cure Period”).

(3)           The Parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Amendment.

(4)           This Amendment together with the Employment Agreement constitute the complete agreement of the Parties hereto with respect to the subject matters referred to herein and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto.  This Amendment cannot be amended, modified or supplemented except by an instrument in writing executed by the Parties hereto.

(5)           The terms of this Amendment shall be binding upon, and shall inure to the benefit of the Executive, the Company and their respective successors and assigns.   Except as provided in this Amendment, all other terms and conditions contained in the Employment Agreement shall remain unchanged and in full force and effect.

(6)           This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the Amendment Effective Date.

COMPANY:

TREVENA, INC.

By:	/s/ John M. Limongelli
Name: John M. Limongelli
Title: SVP, General Counsel & Chief Administrative Officer

EXECUTIVE:

/s/ Maxine Gowen
Maxine Gowen, Ph.D.